

Peter Doig
(b. 1959)



12 × 16 in

The Artwork originates from Peter Doig's most commercially successful decade—the 1990s, which is responsible for all ten of the artist's top auction records. Although it's a smaller size, the Artwork mirrors the style found in his highest-grossing works.

INVESTMENT THESIS

Initial Offering Price
$638,000

Offering Circular
sec.gov

Similar Sales | Record Price


$30m
$20m
$10m
$0
00
04
08
12
16
20
24

Annual Growth of Record Price
39.9%

Sharpe Ratio (1999-2023)	watch video
Peter Doig	▲0.98
S&P 500	0.41

18% Progress

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Peter Doig
(b. 1959)

Why we like this offering

1. The Artwork is a prime, small-scale example of Peter Doig's nostalgic landscape paintings from the 1990s.
2. Auction records for artworks similar in style, scale, subject, and period are led by *Ski Jacket* (1993), which sold for $1,320,500 at Christie's in May 2024, followed by *Slushy Landscape (with figures)* (1995), which sold for $918,411 at Phillips in March 2019.
3. The Artwork was created during Peter Doig's most commercially desirable decade: the 1990s, which make up all ten of the artist's top auction records. Although much smaller in scale, the Artwork shares a similar painting style and subject with his auction records.
4. The Artwork's elevated, cropped composition functions like a window into the landscape. Peter Doig may have achieved this effect by painting from a photograph, a common practice for the artist.
5. The interaction between architecture and trees is an important element in many of Peter Doig's paintings. Inspired by the impressionist painter Paul Cezanne, Doig is interested in the dynamic between man made buildings and nature as well as the act of looking through as a way of conveying the idea of a memory. Tree-obscured houses are the subject of seven of Peter Doig's top 10 auction records.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$4,555,873	15	$34,500,000

Turnover by Year



96M
72M
48M
24M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned



Sold
Unsold
51
38.25
25.5
12.75
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price	**$638,000**
Offering Circular	sec.gov/edgar

Painting





About Peter Doig

Contemporary Scottish painter Peter Doig is known for depicting snapshots of daily modern life, from a childhood ski trip to a fisherman by the beach. Although born in Edinburgh, his family relocated to Trinidad, which inspired much of his work like White Canoe that sold at Sotheby's for $13.1 million.

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PETER DOIG

b. 1959, UNITED STATES



$638,000

INITIAL OFFERING

18.0%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

39.9%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Oil on board | 12 × 16 in. (30 × 46 cm.)

Peter Doig is a contemporary landscape and figurative painter internationally celebrated for his beautiful and nostalgic paintings inspired by his itinerant lifestyle.

The Artwork is a prime, small-scale example of Peter Doig's nostalgic landscape paintings from the 1990s. The Artwork's elevated, cropped composition functions like a window into the landscape. Peter Doig may have achieved this effect by painting from a photograph, a common practice for the artist. The Artwork is a small-scale, horizontal canvas painting of a lake house from the perspective of the backyard. A tree trunk cuts vertically across the foreground on the left side of the composition. On the right side of the composition, the lake is visible at a distance behind green lawns, bushes, and trees. Peter Doig's treatment of the paint creates an uneven textured patina on the surface, which echoes the aesthetic of an old, fading photograph. The interaction between architecture and trees is an important element in many of Peter Doig's paintings. Inspired by the impressionist painter Paul Cezanne, Doig is interested in the dynamic between man made buildings and nature as well as the act of looking through as a way of conveying the idea of a memory. Tree-obscured houses are the subject of seven of Peter Doig's top 10 auction records. The Artwork was created during Peter Doig's most commercially desirable decade: the 1990s, which make up all ten of the artist's top auction records. Although much smaller in scale, the Artwork shares a similar painting style and subject with his auction records. Auction records for artworks similar in style, scale, subject, and period are led by Ski Jacket (1993), which sold for $1,320,500 at Christie's New York on May 14, 2024 (against a presale auction estimate of $800,000 to $1,200,000), and before that for $1,195,370 (£746,500) at Sotheby's London on October 17, 2014, followed by Slushy Landscape (with figures) (1995), which sold for $918,411 (£699,000) at Phillips London on March 7, 2019.

Peter Doig's studio works independently. He has been the subject of solo exhibitions at the Museum of Contemporary Art in Miami, the Saint Louis Museum of Art, the Tate Britain in London, the Musée d'Art Moderne de la Ville de Paris, the Musée d'Orsay in Paris, the Museum Ludwig in Cologne, the Kunsthalle in Zurich, the Louisiana Museum of Modern Art in Humlebaek, and the National Museum of Modern Art in Tokyo, among other institutions and galleries. His paintings are also held in the permanent collections of major institutions around the world, including the Metropolitan Museum of Art in New York, the Museum of Modern Art in New York, the Art Institute of Chicago, the National Gallery of Art in Washington, D.C., the Tate Modern in London, the Sammlung Goetz Collection in Munich, Musée d'Art Moderne de la Ville de Paris, and the Centre Pompidou in Paris, among many others. The artist's market has been active since his early career nomination for a Turner Prize in the 1990s and his prices have continued to climb alongside his list of accomplishments. Doig's auction records are currently led by Swamped (1990), which sold for $39,862,500 at Christie's New York on November 9, 2021, Rosedale (1991), which sold for $28,810,000 at Phillips New York on May 18, 2017, and a previous sale of Swamped (1990), which sold for $25,925,000 at Christie's New York on May 11, 2015.

DOIG'S AUCTION RECORDS ARE CURRENTLY LED BY SWAMPED (1990), WHICH SOLD FOR $39,862,500 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021, ROSEDALE (1991), WHICH SOLD FOR $28,810,000 AT PHILLIPS NEW YORK ON MAY 18, 2017, AND A PREVIOUS SALE OF SWAMPED (1990), WHICH SOLD FOR $25,925,000 AT CHRISTIE'S NEW YORK ON MAY 11, 2015.

AUCTION RESULTS FOR SIMILAR WORKS[2]


1551655
1320500
1195370
963619
918411
597660
528167
494677
571500
252000
169945
167986
194500
4563
43700
72252
1/1/2000
1/1/2005
1/1/2010
1/1/2015
1/1/2020
Implied Historical Growth

Peter Doig (b. 1959, Edinburgh, Scotland) is a contemporary landscape and figurative painter internationally celebrated for his beautiful and nostalgic paintings inspired by his itinerant lifestyle. Born in Scotland, Doig's family moved to Trinidad when he was still an infant and then to Canada. His father's career as a shipping merchant led to a transient childhood where he moved around the country every few months and visited Scotland. Doig dropped out of high school at 17 to begin his painting career. He moved to London in 1979 to study at the Wimbledon School of Art and received his B.A. from St. Martin's School of Art in 1983. He briefly returned to Canada before moving back to London to receive his M.F.A. from the Chelsea School of Art in 1990. His works from the 1990s drew from his own life experiences, illustrating places from his childhood with a particular interest in snow as a subject. In addition to his memory, Doig sources his imagery from photographs, magazine clippings, record covers, film material, and found objects. He quickly won over the contemporary art world with his personal and captivating paintings and was nominated for the prestigious Turner Prize 1994. In 2002, he attended an artist residency in Trinidad with the artist Chris Ofili. His Trinidad paintings celebrate the vibrant colors of the country's landscape and address the history of colonialism. In 2008, the Tate Britain in London mounted the first major museum retrospective of the artist's paintings. His work has already inspired a new, rising generation of painters, including Michael Armitage and Varda Caivano. In 2017, he won Whitechapel Gallery's Art Icon Award for his influence on contemporary painting. Recently, Doig reunited with his former dealer, Gavin Brown, to show a monumental new work at Sant'Andrea de Scaphis in Rome, Italy on view through September 2024. Doig currently lives and works between Trinidad, London, and New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Peter Doig with the following criteria: Paintings on canvas created before 2000 that feature houses and landscapes and measure between 10 inches by 10 inches and 30 inches by 30 inches, excluding works with prominent figures and monochrome works as well as and Buffalo station '77 (1998), Bird House (Small) (1995) and Bob's House (1994) for differences in quality. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.0% CAGR implied from selected sales occurring from June 23, 1997, to May 14, 2024.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Elizabeth Peyton have a record price compound annual growth rate ("CAGR") of 39.9% from June 23, 1997 to June 30, 2024. This calculation is based on (i) a record price of $3,968 on June 23, 1997, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $34,500,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.